Zentalis Pharmaceuticals Reports First Quarter 2022 Financial Results and Operational Update

Announced initial data on ZN-c3 in combination with chemotherapy in advanced ovarian cancer and interim data on ZN-c3 in uterine serous carcinoma (USC) at AACR
Received a $25 million equity investment from Pfizer, with plans to jointly advance clinical development of ZN-c3, and expanded its Scientific Advisory Board with the addition of Pfizer's Dr. Adam Schayowitz
Initiated a potentially registrational Phase 1/2 study of ZN-d5 in patients with relapsed or refractory light chain (AL) amyloidosis
Cash runway extended into Q1 2024, with Pfizer’s equity investment and budget reallocation

NEW YORK and SAN DIEGO—May 5, 2022— Zentalis Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers, today announced financial results for the first quarter ended March 31, 2022 and highlighted recent corporate accomplishments.
“In the first quarter of 2022, we achieved multiple clinical milestones and expanded our strategic partnerships with industry leaders,” commented Dr. Anthony Sun, Chairman and Chief Executive Officer of Zentalis. “Most recently at AACR, we shared promising clinical data on ZN-c3 – our potentially best-in-class Wee1 inhibitor – from two ongoing trials, in addition to preclinical data on its potential in settings including AML, PARP-resistant ovarian cancer, and in combination with ZN-d5, our BCL-2 inhibitor. The urgency for novel, tolerable treatments that address cancer patients’ unmet needs remains high, and we have prioritized the development of ZN-c3 and ZN-d5, as we are confident in their ability to fill treatment gaps for a range of solid and liquid tumors. Furthermore, we are thrilled to partner with Pfizer and Caris Life Sciences and are grateful for their support as we work toward delivering differentiated oncology candidates to patients in need.”
Program Highlights:
•In April 2022, Zentalis presented five abstracts at the American Association of Cancer Research (AACR) Annual Meeting and held a webcast event with Key Opinion Leader, Kathleen Moore, M.D., to further discuss the clinical and preclinical data. Additional details on the data presented at the AACR conference are available here.
•In March 2022, Zentalis announced the first patient was dosed in the potentially registrational Phase 1/2 study of ZN-d5, the Company’s BCL-2 inhibitor, in patients with relapsed or refractory light chain (AL) amyloidosis. The trial is a global, single arm, open-label study evaluating the safety, tolerability, pharmacokinetics, pharmacodynamics and efficacy of ZN-d5.
•In March 2022, Zentalis announced a strategic collaboration with Caris Life Sciences, the leading molecular science and technology company actively developing and delivering innovative solutions to revolutionize healthcare. Utilizing its molecular profiling platforms, Caris will help identify and characterize patients for Zentalis’ clinical studies, initially for clinical trials investigating ZN-c3.
Corporate Highlights:
•In April 2022, the Company sold 953,834 of its common shares at a price of $26.21 per share to Pfizer for gross proceeds of approximately $25.0 million. Zentalis and Pfizer plan to jointly advance the clinical development of ZN-c3. In addition, Zentalis intends to use the net proceeds to fund ongoing and planned clinical trials, including studies of ZN-c3 and ZN-d5 and for working capital and general corporate purposes.
•Adam Schayowitz, Ph.D., MBA, Vice President & Medicine Team Group Lead for Breast Cancer, Colorectal Cancer and Melanoma, Pfizer, has joined Zentalis’ Scientific Advisory Board. Dr. Schayowitz will work closely with Zentalis’ senior management team to provide input on the Company’s clinical strategy.
•In March 2022, Zentalis announced it contributed $1 million to the Stand Up to Cancer (SU2C) Catalyst® program to support research that investigates certain small molecule inhibitors for the treatment of various cancer types.
First Quarter 2022 Financial Results
•Cash and Marketable Securities Position: As of March 31, 2022, Zentalis had cash, cash equivalents and marketable securities of $289.4 million. The Company believes that its existing cash, cash equivalents and marketable securities as of March 31, 2022, together with approximately $24.7 million of net proceeds from the April 2022 Pfizer equity investment, prioritization of the clinical development of ZN-c3 and ZN-d5, and budget reallocation, will be sufficient to fund its operating expenses and capital expenditures requirements into the first quarter of 2024.
•Research and Development Expenses: Research and development expenses for the three months ended March 31, 2022 were $46.1 million, compared to $38.4 million for the three months ended March 31, 2021. The increase was primarily due to increases in external research and development expenses related to Zentalis' clinical product candidates as the Company advanced its clinical pipeline and personnel costs.
•General and Administrative Expenses: General and administrative expenses for the three months ended March 31, 2022 were $11.8 million, compared to $12.0 million during the three months ended March 31, 2021. The decrease in expenses was primarily attributable to allocable expenses and stock based compensation.
About Zentalis Pharmaceuticals
Zentalis Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers. The Company is developing a broad pipeline of potentially best-in-class oncology candidates, all internally discovered, which include ZN-c3, a Wee1 inhibitor for advanced solid tumors, ZN-d5, a BCL-2 inhibitor for hematologic malignancies and related disorders, ZN-c5, an oral selective estrogen receptor degrader (SERD) for ER+/HER2- breast cancer, ZN-e4, an EGFR inhibitor for non-small cell lung carcinoma (NSCLC) and a heterobifunctional degrader of BCL-xL for solid and hematological malignancies. The Company has licensed ZN-c3, ZN-c5 and ZN-d5 to its joint venture, Zentera Therapeutics, to develop and commercialize these candidates in China. Zentalis has operations in both New York and San Diego.

For more information, please visit www.zentalis.com. Follow Zentalis on Twitter at @ZentalisP and on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations surrounding the development, potential, safety, efficacy, and regulatory and clinical progress of our product candidates in the United States and globally, plans and timing for the initiation of and the release of data from our clinical trials and our ability to meet other key milestones, planned collaboration activities, and the sufficiency of our cash and cash equivalents. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of our lead product candidates; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; failure to identify additional product candidates and develop or commercialize marketable products; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel; significant costs as a result of operating as a public company; the COVID-19 pandemic has adversely impacted and may continue to adversely impact our business, including our preclinical studies and clinical trials; and the other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
Investor Contact:
Alexandra Roy
Solebury Trout
aroy@soleburytrout.com

Media Contact:
Julia Deutsch
Solebury Trout
jdeutsch@soleburytrout.com

Zentalis Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per unit and per share amounts)

	Three Months Ended March 31,
	2022	2021
Operating Expenses
Research and development	$46,112	$38,394
General and administrative	11,767	11,953
Total operating expenses	57,879	50,347
Operating loss	(57,879)	(50,347)
Other Income (Expense)
Investment and other income, net	426	99
Net loss before income taxes	(57,453)	(50,248)
Income tax expense	33	196
Loss on equity method investment	1,751	—
Net loss	(59,237)	(50,444)
Net loss attributable to noncontrolling interests	(160)	(543)
Net loss attributable to Zentalis	$(59,077)	$(49,901)
Net loss per common share outstanding, basic and diluted	$(1.31)	$(1.24)
Common shares used in computing net loss per share, basic and diluted	45,244	40,359

Zentalis Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands)

	As of March 31,	As of December 31,
	2022	2021
Cash, cash equivalents and marketable securities	$289,369	$339,887
Working capital (1)	257,797	306,826
Total assets	405,677	454,507
Total liabilities	90,011	90,025
Total Zentalis equity	315,666	364,482

(1) The Company defines working capital as current assets less current liabilities.